Exhibit 99.1

AMERICAN EAGLE OUTFITTERS, INC.

Fourteenth Annual Meeting of Stockholders

June 12, 2007

CALL TO ORDER

Jim O'Donnell: Good morning ladies and gentlemen. My name is Jim O'Donnell. I am Chief Executive Officer of American Eagle Outfitters. On behalf of Management, welcome to our Fourteenth Annual Meeting of Stockholders.

INTRODUCTIONS AND PRESENTATIONS

Jim O'Donnell: I would now like to introduce the other directors and officers of the Company who are here today:

Jay Schottenstein, Chairman of the Board of Directors

Jon Diamond, Director

Michael Jesselson, Director

Alan Kane, Director

Janice Page, Director

Roger Markfield, Director

Gerald Wedren, Director

Susan McGalla, President and Chief Merchandising Officer

Thomas DiDonato, Executive Vice President, Human Resources

Joan Hilson, Executive Vice President and Chief Financial Officer

Dennis Parodi, Executive Vice President and Chief Operating Officer, NY Design Center

Kathy Savitt, Executive Vice President and Chief Marketing Officer

Michael Rempell, Senior Vice President of Technology/Logistics/Imports and Chief Supply Chain Officer

Neil Bulman, General Counsel

Judy Meehan, Vice President of Investor Relations

I would now like to introduce our Chairman, Jay Schottenstein.

Jay Schottenstein: 2006 was a remarkable year for American Eagle Outfitters. It was our third consecutive year of record profitability and industry-leading performance. The on-going strength and appeal of the AE brand drove our success and remains the core of our organization. In 2006 we invested significantly in our future. We celebrated the launch of two exciting new growth concepts - aerie and Martin and Osa.

Our 2006 operating profit margins reached new highs, rising to an impressive 21% rate -- the best among our direct peers. This performance is a direct reflection of strong merchandise execution, and operational excellence across the organization. I am extremely proud of Jim, Susan and the entire American Eagle team for their many accomplishments.

We entered 2007 a leader in our industry, and are well-positioned for the future. As Jim and Joan will now review, we have a lot to look forward to as we pursue our vision of on-going growth and rising profitability.

Jim O'Donnell: Before we get started, please keep in mind that any forward-looking statements we may make today are subject to our Safe Harbor Statement and Business risks which can be found in our most recent 10k and 10Q.

We had another great year at American Eagle Outfitters. Each year it is a challenge to raise the bar over last year, so I am quite pleased with our ongoing success. This is an interesting time in the evolution of our company - and we have a laser focus on the future. We are pushing ourselves very aggressively to ensure that we maintain our success with the core AE brand, but also build and expand for the next level of growth. In the midst of the excitement and growth, it is absolutely critical that we drive a winning culture. We must drive innovation across our organization, and stay highly focused on people - importantly, both our customers and our associates.

The AE brand has continued to rise on the list of coolest brands among teenagers. Since its debut, on the list in 2000 at #11, AE has steadily climbed with the most recent ranking at #2 - second only to Nike. Also, we continue to have #1 market share in denim among specialty retailers.

But we are not happy stopping at #2. Over the past year, we have made major strides in the way we position and market this company to live and breathe the lifestyle brand. The heart of our success lies with the strength of our customer connection, so we are pushing hard to make the connection even stronger. We are creating a 360 degree customer relationship. That means making sure that the store experience, the Website and our external marketing work together cohesively. On the product side, we have made major investments in merchandising, design and tech talent. The investment is paying tremendous dividends in both higher quality and on-trend product and lower merchandise costs - a powerful combination.

Destination AE is a focused strategy to maximize key categories that are major drivers of the AE brand - examples are men's and women's denim and fleece, women's knit tops, men's polos and women's sweaters. We will drive market share while always maintaining a strong focus on value and quality.

Maximize assortments - This is about lifestyle and business opportunities that extend our current assortments. We need to maximize productivity of our larger stores and eventually maximize space in all stores when aerie moves out of AE and into its own standalone stores. We will offer a greater breadth of men's and women's product - and implement a flagship strategy that addresses our largest stores.

Sunbelt is a huge opportunity for us and one that our competitors are not looking at closely. Through targeted marketing, product and store focused strategies we will significantly drive sales volume.

Accessories are another important volume, profit and brand building category for AE. Again, this is an opportunity for competitive advantage since others in our space do not offer compelling accessories offerings. Learning from the successes of aerie, we are looking at a dominant back-wall focus in handbags, footwear, jewelry and new on-trend business development.

Real Estate - we continue to see strong returns on new and remodeled stores. In 2007 our square footage is expected to grow by 10%, a rate we should sustain over the next several years. This will come through new and remodeled AE stores, new aerie standalone stores and Martin and Osa locations.

Here's a look at mature store sales and profitability, which are highly productive at $550 sales per foot and a 33% four wall profit. In fact, all 911 AE stores generate a 4 wall profit. New stores are quickly profitable and generate a first year return on investment of 88%.

Our store remodeling efforts have proven highly successful. After a remodeling is completed, stores achieve in the first year a 33% increase in store sales, and a 46% increase in store profitability. On average, we are making stores 40% larger, where we're able to display product in a more appealing format. We also often relocate stores to better locations in the mall.

Aerie - we launched this brand last year, and based on a strong customer response, we are accelerating our expansion plans. We are achieving positive results from all formats, i.e., standalone, side by side and in-store. Over the next few seasons, the assortments will broaden with new bra launches, personal care, accessories and expanded dorm-wear.

Another major milestone was reached in 2006 with the opening of Martin and Osa. Is is a market opportunity in an underserved marketplace. We are gaining input from our customers, understanding likes and dislikes. Early findings are: they like the brand concept and the store environment. We are currently repositioning our assortments and leveraging key corporate strengths in sourcing, production and tech. We expect continued improvements through 2007 and into Spring 2008.

Sales at ae.com grew by 50% last year. Our direct team is putting a great deal of effort into creating the best possible customer experience on ae.com as part of a truly multi-channel organization. AEO Direct is not just about ae.com. e-commerce is crucial for aerie.com and, eventually for Martin and Osa beginning in Spring, 2008.

In a few weeks, we look forward to moving into our new headquarters. This will significantly improve our workplace, with an open, dynamic, energetic environment which will foster even more innovation and collaboration. In 2006 we opened our new state of the art data center, and expanded our Kansas distribution center, to support our new growth concepts. Additionally, a few weeks ago, we successfully moved ae.com fulfillment in-house, which will drive productivity and efficiency gains.

Joan Hilson: Thanks Jim. I'll review 2006 and first quarter 2007 highlights. What you'll see is consistent strength in our operating performance. This is the result of three things :

- Strong top line growth - relevant assortments in AE brand, new concepts like aerie.

- Gross margin improvement driven by strong inventory management

- Operating disciplines through well managed expenses and the use of technology.

2006 was a remarkable year. We achieved record sales, total sales up 20% and a 12% comp sales performance. And we also delivered a record operating margin of 21% driven primarily by an improved merchandise margin. Earnings per share was up 35% to $1.70. Cash flow remained strong, ending the year with $1.1 billion in cash and investments.

Among our direct peer group we achieved the highest operating margin of 21%.

Here's a look at our sales metrics for the past 3 years, which were demonstrates consistency. Very proud of this performance - not easily achieved.

Strength continued in the first quarter, marking the 13th consecutive quarter of record sales and earnings. Once again we drove our operating margin higher, reflecting a strong merchandise margin and good expense control.

We delivered an 18.9% operating margin. Earnings per share was up 25% to $0.35.

We continued to rank #1 in operating performance again in the first quarter.

Our long term goal is to achieve at least 15% earnings growth, while investing in our future. This will be achieved through top line growth, merchandise margin performance and expense discipline.

Consistent delivery of performance - continued top line growth.

Looking at our historical margin, we performed at a high operating margin rate for three consecutive years. We are committed to delivering on-going strength in operating margins.

I'd like to wrap up with our corporate strengths. Thank you and now I'll turn the presentation back over to Jim.

Jim O'Donnell: Before turning back to Jay for the business portion of the meeting, are their any questions for myself or members of management?

[Management responded to several questions raised by stockholders.]

And now back to our Chairman, Jay Schottenstein.

BUSINESS PORTION OF MEETING, QUORUM, ETC.

Jay Schottenstein: Continuing with today's business, at the direction of the Board of Directors, Notice of this meeting, a Proxy Statement and Proxy Card were sent to all stockholders of record on May 2, 2007. Copies of the Proxy Statement and our Annual Report are available at the door.

I would like to ask Neil Bulman to serve as Inspector of Election for this meeting.

Any stockholder present who desires to vote in person rather than by proxy should now raise your hand so the Inspector can furnish you a ballot to complete. Will the Inspector determine and report whether a quorum is present.

Neil Bulman: Mr. Chairman, we have a quorum. There are represented at this meeting in person or by proxy more than 50% of all shares entitled to vote at the meeting. The unofficial total of shares represented is 197,317,442, which is approximately 89.56% of all shares entitled to vote.

ELECTION OF DIRECTORS

Jay Schottenstein: As stated in the Notice, the first item of business at this meeting is the election of directors. Our Board is divided into three classes. Four Class III directors will be elected today to serve until the 2010 annual meeting of stockholders. The nominees are:

- Jon P. Diamond, Vice Chairman, President and Chief Operating Officer of Safe Auto Insurance Company

- Alan T. Kane, Dean of the School of Business and Technology at the Fashion Institute of Technology

- Cary D. McMillan, Chief Executive Officer of True Partners Consulting, and

- James V. O'Donnell, Chief Executive Officer of the Company

Joan, will you present the resolution?

Joan Hilson: RESOLVED, that the following individuals, namely Jon P. Diamond, Alan T. Kane, Cary D. McMillan and James V. O'Donnell, be elected as Class III Directors to serve until the 2010 Annual Meeting of Stockholders or until their successors are elected.

Neil Bulman: Mr. Chairman, I second the motion.

Jay Schottenstein: Are there any questions?

INCREASE SHARES OF COMMON AUTHORIZED STOCK

Jay Schottenstein: The second item of business for this meeting is the proposal to amend the Company's Certificate of Incorporation to increase the number of shares of authorized common stock from 250 million to 600 million as described in our Proxy Statement and Additional Proxy Soliciting Materials filed with the Securities and Exchange Commission on June 4, 2007. Joan, will you present the proposal?

Joan Hilson: RESOLVED, that the stockholders approve the amendment to the Certificate of Incorporation to increase the number of shares of authorized common stock from 250 million to 600 million.

Neil Bulman: Mr. Chairman, I second the motion.

Jay Schottenstein: Are there any questions?

AUDITOR RATIFICATION

Jay Schottenstein: The third item of business for this meeting is the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2008 as described in our Proxy Statement. Joan, will you present the proposal?

Joan Hilson: RESOLVED, that the stockholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2008.

Neil Bulman: Mr. Chairman, I second the motion.

Jay Schottenstein: Are there any questions?

INTRODUCE ERNST & YOUNG

Jay Schottenstein: Before I announce the results, I would like to introduce Lori Benvenuto, a partner at Ernst & Young, our independent auditors. Lori, you have the opportunity to make a statement. Lori is also available to answer any questions on our financial statements.

Ms. Benvenuto thanked the Chairman and declined to make a statement. There were no questions for her.

ANNOUNCE RESULTS

Jay Schottenstein: Will the Inspector of Election please collect any ballots.

All results announced today are subject to verification and will be recorded in the minutes of this meeting to reflect the final count.

I am pleased to announce that each of the candidates for Director has been elected.

The proposal to amend the Company's Certificate of Incorporation to increase the number of shares of authorized common stock from 250 million to 600 million has been approved.

The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2008 has been approved.

ADJOURNMENT

Jay Schottenstein: Since there is no further business, I will now entertain a motion to adjourn.

Joan Hilson: Mr. Chairman, I move that the meeting be adjourned.

Neil Bulman: I second the motion.

Jay Schottenstein: Hearing no objection, this meeting is so adjourned. Once again, thank you for attending. We appreciate your support.